Exhibit 4.2.3
     SECOND SUPPLEMENTAL INDENTURE, dated as of January 27, 2010 (this “Second Supplemental Indenture”), among Encore Acquisition Company, a Delaware corporation (the “Company”), the Subsidiaries of the Company party hereto and Wells Fargo Bank, National Association, as trustee (the “Trustee”).
     WHEREAS, the Company and the Trustee have heretofore entered into an Indenture dated as of July 13, 2005 (the “Original Indenture”), as supplemented by the First Supplemental Indenture dated as of January 2, 2008 (together with the Original Indenture, the “Indenture”), relating to the Company’s 6% Senior Subordinated Notes due 2015; and
     WHEREAS, the Company has formed a new indirect wholly owned subsidiary, Greencore Pipeline Company LLC, a Delaware limited liability company (“Greencore”); and
     WHEREAS, Section 4.10 of the Indenture provides that the Company shall cause each Restricted Subsidiary that Incurs any Indebtedness (other than Indebtedness Incurred pursuant to and in compliance with the last clause of Section 4.03(b)(16) of the Indenture), to, at the same time, execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the Securities on the same terms and conditions as those set forth in the Indenture; and
     WHEREAS, Section 9.01 of the Indenture provides that the Company, the Subsidiary Guarantors and the Trustee may amend the Indenture without the consent of any Securityholder to add Guarantees with respect to the Securities; and
     WHEREAS, all acts and things necessary to make this Second Supplemental Indenture a valid and binding agreement in accordance with the Indenture have been done or performed;
     NOW, THEREFORE, in consideration of the premises, agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, for the equal and proportionate benefit of all Securityholders, as follows:
     SECTION 1. Capitalized Terms. Capitalized terms used in this Second Supplemental Indenture and not otherwise defined herein shall have the respective meanings assigned to such terms in the Indenture.
     SECTION 2. Guarantees. Greencore hereby agrees, by its execution of this Second Supplemental indenture, (a) to guarantee, jointly and severally with the other Subsidiary Guarantors, the Guaranteed Obligations on the terms and subject to the conditions set forth in Article 11 of the Indenture and (b) to be bound by all other provisions of the Indenture applicable to Subsidiary Guarantors.
     SECTION 3. Continuing Effect of Indenture. Except as expressly provided herein, all of the terms, provisions and conditions of the Indenture and the Securities outstanding thereunder shall remain in full force and effect.

     SECTION 4. Construction of Second Supplemental Indenture. This Second Supplemental Indenture is executed as and shall constitute an indenture supplemental to the Indenture and shall be construed in connection with and as part of the Indenture.
     SECTION 5. Trust Indenture Act Controls. If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with another provision of this Second Supplemental Indenture or the Indenture that is required to be included by the Trust Indenture Act of 1939 as in force on the date as of which this Second Supplemental Indenture is executed, the provision required by said Act shall control.
     SECTION 6. Trustee Disclaimer. The recitals contained in this Second Supplemental Indenture shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture.
     SECTION 7. Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     SECTION 8. Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
[The remainder of this page is intentionally left blank; signature pages follow.]

2

     IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, as of the day and year first above written.

ENCORE ACQUISITION COMPANY
By:	/s/ Robert C. Reeves
	Name:	Robert C. Reeves
	Title:	Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary

EAP OPERATING, LLC
By:	/s/ Robert C. Reeves
	Name:	Robert C. Reeves
	Title:	Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary

EAP PROPERTIES, INC.
By:	/s/ Robert C. Reeves
	Name:	Robert C. Reeves
	Title:	Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary

ENCORE OPERATING, L.P.
By:	EAP Operating, LLC, its general partner

By:	/s/ Robert C. Reeves
	Name:	Robert C. Reeves
	Title:	Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary

ENCORE OPERATING LOUISIANA, LLC
By:	/s/ Thomas H. Olle
	Name:	Thomas H. Olle
	Title:	President and Assistant Secretary

GREENCORE PIPELINE COMPANY LLC
By:	/s/ Robert C. Reeves
	Name:	Robert C. Reeves
	Title:	Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee
By:	/s/ Patrick Giordano
	Name:	Patrick Giordano
	Title:	Vice President